Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 7th March 2008 and 10th March 2008 respectively, for:
1.	Barclays PLC relating to the financial statements and the effectiveness of internal control over financial reporting; and
2.	Barclays Bank PLC relating to the financial statements
which appear in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank
PLC for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statements.
/s/ PricewaterhouseCoopers LLP
London, England
25 June 2008